Consent of Independent Registered Public Accounting Firm

Codorus Valley Bancorp, Inc.
York, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2012, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/S/ ParenteBeard LLC

Harrisburg, Pennsylvania
July 23, 2012